Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES THE LEASE OF ITS CHILTON MEDICAL CENTER

Atlanta, Georgia (March 3, 2011) SunLink Health Systems, Inc. (NYSE Amex Equities: SSY) today announced that effective March 1st it transferred operation of, and leased its Chilton Medical Center in Clanton, AL, to a subsidiary of Carraway Medical Systems, LLC. The lease agreement is for a six year term and, among other provisions, contains an option for Carraway Medical Systems, LLC to purchase the medical center during the term of the lease.

After giving effect to the transfer of the Chilton Medical Center, SunLink Health Systems, Inc. currently operates six community hospitals, three nursing homes and one home care business in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.